As filed with the Securities and Exchange Commission on December 15, 2023

Registration No. 333-257110

Registration No. 333-197442

Registration No. 333-174669

Registration No. 333-104475

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-257110

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-197442

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-174669

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-104475

UNDER

THE SECURITIES ACT OF 1933

ARLINGTON ASSET INVESTMENT CORP. (EF Merger Sub Inc., as successor by merger to Arlington Asset Investment Corp.)
(Exact name of registrant as specified in its charter)

Virginia	54-1873198
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

53 Forest Avenue
Old Greenwich, Connecticut	06870
(Address of Principal Executive Offices)	(Zip Code)

Arlington Asset Investment Corp. 2021 Long-Term Incentive Plan

Arlington Asset Investment Corp. 2014 Long-Term Incentive Plan

Arlington Asset Investment Corp. 2011 Long-Term Incentive Plan

FBR Stock and Annual Incentive Plan

FBR Asset Investment Corporation Stock Incentive Plan

Non-Employee Director Stock Compensation Plan
(Full title of the plans)

Laurence Penn

53 Forest Avenue

Old Greenwich, Connecticut 06870

(203) 698-1200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Daniel LeBey

Zachary Swartz
Vinson & Elkins L.L.P.

Riverfront Plaza, West Tower

901 E. Byrd Street, Suite 1500

Richmond, Virginia 23219

(804) 327-6300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (collectively, the “Post-Effective Amendments”) relate to the following Registration Statements of Arlington Asset Investment Corp., a Virginia corporation (the “Company”), on Form S-8, in each case as amended by any post-effective amendments thereto (each, a “Registration Statement” and collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•	Registration Statement No. 333-257110, filed with the SEC on June 15, 2021, registering a total of 4,500,000 shares of the Company’s Class A Common Stock, $0.01 par value per share (“Company Common Stock”), under the Arlington Asset Investment Corp. 2021 Long-Term Incentive Plan;

•	Registration Statement No. 333-197442, filed with the SEC on July 15, 2014, registering a total of 2,000,000 shares of Company Common Stock, and the associated preferred stock purchase rights, under the Arlington Asset Investment Corp. 2014 Long-Term Incentive Plan;

•	Registration Statement No. 333-174669, filed with the SEC on June 2, 2011, including a total of 545,097 shares of Company Common Stock, and the associated preferred stock purchase rights, under the Arlington Asset Investment Corp. 2011 Long-Term Incentive Plan; and

•	Registration Statement No. 333-104475, filed with the SEC on April 11, 2003, including a total of 12,627,555 shares of Company Common Stock under the FBR Stock and Annual Incentive Plan, FBR Asset Investment Corporation Stock Incentive Plan and Non-Employee Director Stock Compensation Plan.

On May 29, 2023, the Company, Ellington Financial Inc., EF Merger Sub Inc. (“Merger Sub”), and, solely for the purposes set forth therein, Ellington Financial Management LLC, EFC’s external manager, entered into an Agreement and Plan of Merger, pursuant to which, subject to the terms and conditions therein, the Company merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation of the merger (the “Merger”).

As a result of the consummation of the Merger, any and all offerings and sales of securities registered pursuant to the Registration Statements have been terminated. In accordance with the undertakings made by the Company in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for sale and issuance but remain unsold at the termination of the offering, Merger Sub, as successor to the Company, hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Old Greenwich, State of Connecticut, on December 15, 2023.

EF MERGER SUB INC.
(as successor by merger to Arlington Asset Investment Corp.)

By:	/s/ Laurence Penn
Laurence Penn
Chief Executive Officer and President

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.